Exhibit 10.1

CREDIT AGREEMENT

Dated as of October 6, 2015

among

FIRST CHOICE ER, LLC,

as the Borrower,

ADEPTUS HEALTH LLC,

and

CERTAIN OF ITS SUBSIDIARIES PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer

and

THE LENDERS PARTY HERETO

BANK OF MONTREAL

and

SUNTRUST BANK,

as Co-Syndication Agents

REGIONS BANK

and

FIFTH THIRD BANK,

as Co-Documentation Agents

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BMO CAPITAL MARKETS CORP.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms	33
1.04	Rounding	33
1.05	Times of Day; Rates	34
1.06	Letter of Credit Amounts	34

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		34

2.01	Revolving Loans and Term Loan	34
2.02	Borrowings, Conversions and Continuations of Loans	34
2.03	Letters of Credit	36
2.04	Swing Line Loans	44
2.05	Prepayments	47
2.06	Termination or Reduction of Aggregate Revolving Commitments	49
2.07	Repayment of Loans	49
2.08	Interest	50
2.09	Fees	50
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	51
2.11	Evidence of Debt	52
2.12	Payments Generally; Administrative Agent’s Clawback	52
2.13	Sharing of Payments by Lenders	54
2.14	Cash Collateral	55
2.15	Defaulting Lenders	56
2.16	Incremental Facilities	58

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		61

3.01	Taxes	61
3.02	Illegality	65
3.03	Inability to Determine Rates	65
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	66
3.05	Compensation for Losses	68
3.06	Mitigation Obligations; Replacement of Lenders	68
3.07	Survival	69

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		69

4.01	Conditions of Initial Credit Extension	69
4.02	Conditions to all Credit Extensions	71

ARTICLE V REPRESENTATIONS AND WARRANTIES		71

5.01	Existence, Qualification and Power	71
5.02	Authorization; No Contravention	72
5.03	Governmental Authorization; Other Consents	72
5.04	Binding Effect	72
5.05	Financial Statements; No Material Adverse Effect	72
5.06	Litigation	73
5.07	No Default	73
5.08	Ownership of Property	73

i

5.09	Environmental Compliance	73
5.10	Insurance	74
5.11	Taxes	74
5.12	ERISA Compliance	74
5.13	Subsidiaries and Joint Ventures	75
5.14	Margin Regulations; Investment Company Act	75
5.15	Disclosure	75
5.16	Compliance with Laws	76
5.17	Intellectual Property; Licenses, Etc.	76
5.18	Solvency	76
5.19	Perfection of Security Interests in the Collateral	76
5.20	Business Locations; Taxpayer Identification Number	76
5.21	OFAC	77
5.22	Anti-Corruption Laws	77

ARTICLE VI AFFIRMATIVE COVENANTS		77

6.01	Financial Statements	77
6.02	Certificates; Other Information	79
6.03	Notices	81
6.04	Payment of Taxes	81
6.05	Preservation of Existence, Etc.	81
6.06	Maintenance of Properties	82
6.07	Maintenance of Insurance	82
6.08	Compliance with Laws	83
6.09	Books and Records	83
6.10	Inspection Rights	83
6.11	Use of Proceeds	83
6.12	ERISA Compliance	83
6.13	Additional Guarantors	83
6.14	Pledged Assets	84
6.15	Maintenance of Depository Relationship	86
6.16	Anti-Corruption Laws and Sanctions	86

ARTICLE VII NEGATIVE COVENANTS		86

7.01	Liens	86
7.02	Investments	87
7.03	Indebtedness	89
7.04	Fundamental Changes	90
7.05	Dispositions	90
7.06	Restricted Payments	91
7.07	Change in Nature of Business	91
7.08	Transactions with Affiliates	91
7.09	Burdensome Agreements	92
7.10	Use of Proceeds	92
7.11	Financial Covenants	92
7.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	93
7.15	Sanctions	93
7.16	Anti-Corruption Laws	93
7.17	MPT Documents and Transactions	93
7.18	Permitted Activities of Pubco and Holdings	94

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		94

8.01	Events of Default	94
8.02	Remedies Upon Event of Default	96
8.03	Application of Funds	97

ARTICLE IX ADMINISTRATIVE AGENT		98

9.01	Appointment and Authority	98
9.02	Rights as a Lender	98
9.03	Exculpatory Provisions	99
9.04	Reliance by Administrative Agent	100
9.05	Delegation of Duties	100
9.06	Resignation of Administrative Agent	100
9.07	Non-Reliance on Administrative Agent and Other Lenders	102
9.08	No Other Duties; Etc.	102
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	102
9.10	Collateral and Guaranty Matters	103
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	104

ARTICLE X GUARANTY		104

10.01	The Guaranty	104
10.02	Obligations Unconditional	105
10.03	Reinstatement	106
10.04	Certain Additional Waivers	106
10.05	Remedies	106
10.06	Rights of Contribution	106
10.07	Guarantee of Payment; Continuing Guarantee	107
10.08	Keepwell	107

ARTICLE XI MISCELLANEOUS		108

11.01	Amendments, Etc.	108
11.02	Notices; Effectiveness; Electronic Communications	110
11.03	No Waiver; Cumulative Remedies; Enforcement	111
11.04	Expenses; Indemnity; Damage Waiver	112
11.05	Payments Set Aside	114
11.06	Successors and Assigns	114
11.07	Treatment of Certain Information; Confidentiality	120
11.08	Rights of Setoff	121
11.09	Interest Rate Limitation	122
11.10	Counterparts; Integration; Effectiveness	122
11.11	Survival of Representations and Warranties	123
11.12	Severability	123
11.13	Replacement of Lenders	123
11.14	Governing Law; Jurisdiction; Etc.	124
11.15	Waiver of Jury Trial	125
11.16	No Advisory or Fiduciary Responsibility	125
11.17	Electronic Execution of Assignments and Certain Other Documents	126
11.18	Exclusion from Representations and Warranties and Covenants	126
11.18	USA PATRIOT Act Notice	126
11.19	Subordination of Intercompany Indebtedness	127
11.20	ENTIRE AGREEMENT	127

SCHEDULES

2.01        Commitments and Applicable Percentages

2.03        Existing Letters of Credit

11.02      Certain Addresses for Notices

EXHIBITS

1.01	Form of Secured Party Designation Notice
2.02	Form of Loan Notice
2.04	Form of Swing Line Loan Notice
2.05	Notice of Loan Prepayment
2.11	Form of Note
3.01	Forms of U.S. Tax Compliance Certificates
6.02	Form of Compliance Certificate
6.13	Form of Joinder Agreement
11.06-1	Form of Assignment and Assumption
11.06-2	Form of Administrative Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 6, 2015 among FIRST CHOICE ER, LLC, a Texas limited liability company (the “Borrower”), ADEPTUS HEALTH LLC, a Delaware limited liability company (“Holdings”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Adeptus JV Lessee” means an “Adeptus JV Lessee” as defined in the MPT Intercreditor Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $50,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.  The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Eurodollar Rate Loans	Base Rate Loans
1	< 2.25:1.0	0.40%	3.25%	2.25%
2	> 2.25:1.0 but < 3.25:1.0	0.45%	3.50%	2.50%
3	> 3.25:1.0 but < 4.25:1.0	0.50%	3.75%	2.75%
4	> 4.25:1.0	0.50%	4.00%	3.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2015 shall be determined based upon Pricing Tier 3 (or, if otherwise applicable, Pricing Tier 4).  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.  In no event shall Attributable Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Audited Financial Statements” means the audited consolidated balance sheet of Pubco and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Pubco and its Subsidiaries for such fiscal year, including the notes thereto.

“Autoborrow Agreement” has the meaning specified in Section 2.04(b).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“BAML Fee Letter” means the letter agreement dated August 10, 2015 between the Borrower, the Administrative Agent and MLPFS.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BMO Fee Letter” means the letter agreement dated August 10, 2015 between the Borrower, Bank of Montreal and BMO Capital Markets Corp.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Cash Management Agreement or (c) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Pubco representing 35% or more of the combined voting power of all Voting Stock of Pubco on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Pubco cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose appointment, election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose appointment, election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such appointment, election or nomination at least a majority of that board or equivalent governing body; or

(c)           Pubco fails to own and control, directly or indirectly, 100% of the Equity Interests of Holdings; or

(d)           Holdings fails to own and control, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.  The Collateral shall not include the MPT Senior Collateral and the MPT Senior JV Collateral.

“Collateral Document Amendments” has the meaning specified in Section 2.16 (g)(ii).

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.14 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.02.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period for Pubco and its Subsidiaries on a consolidated basis, all capital expenditures.

“Consolidated Cash Flow” means, for any period for Pubco and its Subsidiaries on a consolidated basis, the sum of (i) Consolidated EBITDAR for such period minus (ii) Consolidated Capital Expenditures (other than Consolidated Capital Expenditures financed with non-revolving Indebtedness (other than the Term Loan)) for such period minus (ii) Investments in Joint Ventures (excluding the transfer of free-standing emergency medical care or hospital facilities owned or leased on the Closing Date (and the related Subsidiaries) to Joint Ventures) minus (iii) income taxes paid in cash for such period minus (iv) Tax Distributions minus (v) Restricted Payments made pursuant to the Tax Receivables Agreement.  For the avoidance of doubt, Investments in Joint Ventures shall include only Investments made in a Person that is a Joint Venture on and after the date such Person becomes a Joint Venture.

“Consolidated EBITDA” means, for any period for Pubco and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period; plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) depreciation and amortization expense for such period, (iv) fees and expenses incurred in connection with this Agreement and the other Loan Documents provided that such fees and expenses are incurred within 90 days after the Closing Date; (v) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods, (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods or (C) such charges or losses relate to the write-down of current assets and (vi) solely for purposes of calculating the Consolidated Net Leverage Ratio and Consolidated Fixed Charge Coverage Ratio (and not for purposes of calculating Non-MPT Facility EBITDA), (A) strategic development expenses in an aggregate amount not to exceed $2,000,000 for such period, (B) preopening expenses for such period, (C) non-cash stock compensation expense for such period and (D) expenses incurred in connection with the initial public offering and secondary equity offering of Pubco, provided that the aggregate amount added back pursuant to (i) and (ii) above shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to the add back of amounts to Consolidated EBITDA); minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated EBITDAR” means, for any period for Pubco and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) rent and lease expense (other than Excluded Rent Expense) for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Cash Flow for the most recently completed four fiscal quarters to (b) Consolidated Fixed Charges for the most recently completed four fiscal quarters.

“Consolidated Fixed Charges” means, for any period for Pubco and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges (other than Excluded Rent Expense) for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) rent and lease expense (other than Excluded Rent Expense) for such period plus (d) Restricted Payments (other than Tax Distributions and Restricted Payments made pursuant to the Tax Receivables Agreement) made during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to Pubco and its Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) the outstanding principal amount of all obligations for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by Pubco or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by Pubco or such Subsidiary or is limited in recourse; (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of another Person; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.  In no event shall Consolidated Funded Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Consolidated Interest Charges” means, for any period for Pubco and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) six (6) times rent and lease expense (other than Excluded Rent Expense) for the most recently completed four fiscal quarters minus (iii) the aggregate amount of Qualified Cash up to $15,000,000 (provided that only Qualified Cash in excess of

$5,000,000 may be included) to (b) Consolidated EBITDAR for the most recently completed four fiscal quarters.

“Consolidated Net Income” means, for any period for Pubco and its Subsidiaries on a consolidated basis, net income (or loss) for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, and (c) any income (or loss) for such period of any Person if such Person is not a Wholly Owned Subsidiary, other than the aggregate amount of cash actually distributed by such Person during such period to Holdings, the Borrower or a Wholly Owned Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Wholly Owned Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings, the Borrower or another Wholly Owned Subsidiary as described in clause (b) of this proviso).

“Consolidated Scheduled Funded Debt Payments” means for any period for Pubco and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness.  For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary or mandatory prepayments.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosure Schedule Side Letter” means the Disclosure Schedule Side Letter dated as of the Closing Date executed by the Loan Parties in favor of the Administrative Agent and the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Recovery Event.

“Disqualified Institutions” means (a) any Person designated by the Borrower as a “Disqualified Institution” on Schedule 1.01 to the Disclosure Schedule Side Letter, (b) any other Person that is a bona fide competitor of the Borrower or any of the Borrower’s Subsidiaries or Joint Ventures each of which has been designated by the Borrower as a “Disqualified Institution” on Schedule 1.01 to the Disclosure Schedule Side Letter or such other bona fide competitor designated by the Borrower as a “Disqualified Institution” by name in writing to the Administrative Agent after the Closing Date; provided that such designation shall become effective five (5) Business Days after the date that such written designation to the Administrative Agent is made available to the Lenders on IntraLinks, Syndtrak or another similar electronic system but which shall not apply retroactively to disqualify any Persons that have previously become a Lender); provided, further, that during the continuation of Event of Default under Section 8.01(a) or (f), the Borrower may not designate any additional Persons as Disqualified Institutions without the consent of the Administrative Agent and (c) any Affiliate of Persons identified in clause (a) or (b) to the extent such entity is clearly identifiable as an Affiliate of such Person based solely on the basis of such Affiliate’s name.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Enforcement Transfer” has the meaning specified in Section 6.14.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Rate”  means:

(a)   for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)   for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded MPT Facility” means an “Excluded MPT Facility” as defined in the MPT Intercreditor Agreement.

“Excluded Rent Expense” means (a) rent expense from any real estate leased by Pubco or any of its Subsidiaries and subleased by Pubco or such Subsidiary to a Joint Venture that is not a Subsidiary (to the extent of the rental payments actually received by Pubco or such Subsidiary with respect to such sublease during the applicable period), (b) rent expense from non-real estate rent and (c) rent expense from the lease of corporate office space.

“Excluded Property” means, with respect to any Loan Party, (a) any fee-owned real property that has a fair market value of less than $500,000 or that is located outside of the United States, (b) all leasehold interests in real property (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (c) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) any personal property (other than personal property described in clause (c) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (e) the Equity Interests of any direct Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 6.14(a), (f) any property (excluding the Equity Interests of any Wholly Owned Subsidiary or Joint Venture but including any deposit account into which Medicare and/or Medicaid receivables or any other Federal funds, grants or receivables are deposited) if such property is prohibited by applicable Law from being pledged to secure the Obligations or for which the pledge to secure the Obligations requires the consent of any Governmental Authority and such consent has not been obtained after the use of commercially reasonable efforts by such Loan Party to obtain such consent, (g) letter-of-credit rights in an individual amount less than $500,000 (provided that no Loan Party shall be required to obtain the consent of the issuer of the applicable letter of credit), (h) commercial tort claims as to which the amount claimed does not exceed $500,000, (i) cash, deposit accounts and securities accounts (including securities entitlements and related assets) held solely for payroll, trust and employee benefits, (j) any rights or interest in any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar financing arrangement of any Loan Party to the extent that a grant of a security interest therein would violate or invalidate such lease, license, agreement or other arrangement or create a right of termination or put, call, redemption of similar right in favor of any Person party thereto (other than Pubco or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law notwithstanding prohibition, (k) any assets to the extent taking a security interest in such assets would result in material adverse tax consequences and the Administrative Agent and the Borrower reasonably agree in writing that such tax consequences are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (l) assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (m) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral, (n) any property that constitutes MPT Senior Collateral until such time that the MPT Claim has been repaid in full (as long as that repayment was not made in a manner that constitutes a breach of the MPT Intercreditor Agreement) and all commitments of MPT under the MPT Documents (other than the MPT JV Documents) have terminated or expired and (o) any property that constitutes MPT Senior JV Collateral until such time that the relevant MPT JV Claim has been repaid in full (as long as that repayment was not made in a manner that constitutes a breach of the MPT Intercreditor Agreement) and all commitments of MPT under the relevant MPT JV Documents have terminated or expired.

“Excluded Subsidiary” means, as of any date of determination, (a) any Immaterial Subsidiary, (b) any Subsidiary that is then prohibited by applicable Law from becoming a Guarantor, (c) any Subsidiary that is then required to obtain the consent of any Governmental Authority prior to becoming a Guarantor and such consent has not been obtained after the use of commercially reasonable efforts by such Subsidiary to obtain such consent or (d) any Subsidiary that is a Joint Venture if such Subsidiary is not then permitted to become a Guarantor under the Organization Documents of such Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of October 31, 2013 by and among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and Fifth Street Finance Corp., as administrative agent.

“Existing Letters of Credit” mans those certain letters of credit outstanding as of the Closing Date and identified on Schedule 2.03.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) all Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the BAML Fee Letter, the BMO Fee Letter and the ST Fee Letter.

“Flow Through Entity” means an entity that (a) for federal income tax purposes constitutes (i) a “partnership” (within the meaning the Internal Revenue Code) other than a “publicly traded partnership” (as defined in Section 7704 of the Internal Revenue Code) treated as a corporation under Section 7704(a) of the Internal Revenue Code, or (ii) any other business entity that is disregarded as an entity separate from its owners for U.S. federal income tax purposes (each of the entities described in the preceding clauses (i) and (ii), a “Federal Flow Through Entity”), and (b) for state and local jurisdictions is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings, (b) each Domestic Subsidiary of Holdings identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 6.13 or otherwise, (d) with respect to (i) Obligations under any Secured Hedge Agreement, (ii) Obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.08) under the Guaranty, the Borrower, and (e) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract or (iii) within 30 days after the time it enters into the applicable Swap

Contract, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract; provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary that contributed less than $250,000 of Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and had less than $250,000 in assets as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Incremental Facilities” has the meaning specified in Section 2.16.

“Incremental Facility Amendment” has the meaning specified in Section 2.16.

“Incremental Revolving Facility” has the meaning specified in Section 2.16.

“Incremental Term Facility” has the meaning specified in Section 2.16.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)   all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)   the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)   the Swap Termination Value of any Swap Contract;

(d)   all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness;

(g)   all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)   all Guarantees of such Person in respect of any of the foregoing; and

(i)    all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

In no event shall Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)   no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.13 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 6.13 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Joint Venture” means any Person in which Holdings or any Subsidiary owns Equity Interests other than any Wholly Owned Subsidiary; provided that at any time that a Wholly Owned Subsidiary is a Prohibited Subsidiary, such Subsidiary shall be deemed to be a Joint Venture and not a Wholly Owned Subsidiary.

“JV Documents” means, with respect to any Joint Venture, the Organization Documents of such Joint Venture and all other applicable shareholder agreement, joint venture agreements and other agreements binding on such Joint Venture or the holders of the Equity Interests in such Joint Venture.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means MLPFS, BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc., each in its capacity as a joint lead arranger and joint bookrunner under this Agreement.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate.  Unless the context otherwise requires each references to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $15,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or the Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, any Autoborrow Agreement, the MPT Intercreditor Agreement,

each MPT Subordination Agreement and the Fee Letters (but specifically excluding Secured Hedge Agreements and any Secured Cash Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means October 6, 2020; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests of any Loan Party in any real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“MPT” means (a) MPT Operating Partnership, L.P., (b) each of its Affiliates that is party to an MPT Document and (c) each of their respective successors.

“MPT Claim” means the “MPT Claim” as defined in the MPT Intercreditor Agreement.

“MPT Cost Overrun Guaranty” means the Cost Overrun Guaranties executed and delivered by the Borrower and Holdings pursuant to (a) the master funding agreements in effect on the Closing Date and (b) any master funding agreement entered into after the Closing Date provided such Cost Overrun Guaranties are in substantially the form as the Cost Overrun Guaranties required by the master funding agreements in effect on the Closing Date.

“MPT Documents” means each master lease, each master funding agreement, each security agreement, each guaranty agreement and all other documents, agreements and instruments entered into between Holdings or any Subsidiary and MPT relating to an MPT Facility.

“MPT Facility” means each existing and future free-standing emergency medical care or hospital facility that is subject to any MPT Document (including any Excluded MPT Facility).

“MPT Group” means the MPT Operators and the Subsidiaries of Holdings (other than Borrower) that own (directly or indirectly through Subsidiaries) Equity Interests in one or more MPT Operators.

“MPT Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date by and among MPT, the Administrative Agent and the Loan Parties.

“MPT JV Claim” means the “MPT JV Claim” as defined in the MPT Intercreditor Agreement.

“MPT JV Documents” means each master lease, each security agreement, each guaranty agreement and other documents, agreements and instruments entered into between an Adeptus JV Lessee and MPT related to an Excluded MPT Facility.

“MPT Operator” means any Subsidiary (other than the Borrower) that manages and operates an MPT Facility.

“MPT Senior Collateral” means “MPT Senior Collateral” as defined in the MPT Intercreditor Agreement.

“MPT Senior JV Collateral” means “MPT Senior JV Collateral” as defined in the MPT Intercreditor Agreement.

“MPT Subordination Agreements” means, collectively, (a) the Subordination Agreement dated as of the Closing Date by and among the Borrower, Holdings, MPT and the Administrative Agent and (b) any other subordination agreement entered into after the Closing Date by and among the MPT, the Administrative Agent and the Borrower and/or Holdings.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Recovery Event.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-MPT Group” means Holdings and its Subsidiaries other than the MPT Group.

“Non-MPT Facility” means each existing and future free-standing emergency medical care or hospital facility that is (x) owned or leased by Holdings or any Subsidiary and (y) not an MPT Facility.

“Non-MPT Facility EBITDA” means, for any period, the sum of (a) the aggregate EBITDA (calculated on a facility level basis) attributable to each Non-MPT Facility for such period (limited, in the case of any Non-MPT Facility that is owned or leased by a Joint Venture, to the aggregate amount of cash actually distributed during such period by such Joint Venture to Holdings, the Borrower or a Wholly Owned Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Wholly Owned Subsidiary, such Wholly Owned Subsidiary is not prohibited from further distributing such amount to Holdings, the Borrower or another Wholly Owned Subsidiary by operation of the terms of its Organization Documents or any agreement, instrument or Law); plus (b) management fees actually paid in cash to the Borrower or any Wholly Owned Subsidiary that is a Guarantor by any Non-MPT Facility that is owned by a Joint Venture (other than a Prohibited Subsidiary) for such period; plus (c) preopening expenses incurred in connection with Non-MPT Facilities during such period in an aggregate amount not to exceed 5.0% of the Non-MPT Facility EBITDA for the such period (calculated prior to giving effect to such add back for preopening expenses).  For purposes of this definition, “EBITDA” shall be calculated in a manner consistent with the definition of “Consolidated EBITDA” (other than clause (b)(vi) of such definition and other than the fact that EBITDA as use in this definition applies to each Non-MPT Facility as set forth in clause (a) above) rather than to Pubco and its Subsidiaries on a consolidated basis).

“Note” has the meaning specified in Section 2.11(a).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means with respect to the each Loan Party (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, and (ii) all obligations of any Loan Party or any Subsidiary owing to a Cash Management Bank or a Hedge Bank in respect of Secured Cash Management Agreements or Secured Hedge Agreements, in each case identified in clauses (i) and (ii) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by any Loan Party or any Subsidiary, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and (ii) the Consolidated Net Leverage Ratio would not be greater than 0.25 times less than the maximum Consolidated Net Leverage Ratio permitted under Section 7.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b), (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) immediately after giving effect to such Acquisition, the sum of the availability existing under the Aggregate Revolving Commitments plus Qualified Cash shall be at least $20,000,000, (g) for any Acquisition for which the aggregate cash consideration (including assumed Indebtedness and the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including any earn out payments)) exceeds $10,000,000, the Administrative Agent shall have received not less than five (5) days prior to the anticipated closing date of any such Acquisition (or such later date as the Administrative Agent may agree in its sole discretion), (i) a description of the material terms of such Acquisition, (ii) either, at Borrower’s option, (A) audited financial statements (or, if unavailable, management-prepared financial statements) of the target for its most recent fiscal year and for any fiscal quarters ended within the fiscal year to date, which financial statements shall have been audited by an independent public account reasonably satisfactory to the Administrative Agent (or, with respect to management prepared financial statements, in form and detail reasonably acceptable to the Administrative Agent) or (B) a quality of earnings report or other due diligence report on the target from a third party reasonably acceptable to the Administrative Agent, which report shall be in form and substance reasonably satisfactory to the Administrative Agent and (iii) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition), (h) the target shall have net income before interest, taxes, depreciation and amortization (without giving effect to the salaries of any founder or departing officers and other owner related expenses that will be eliminated following such Acquisition) in an amount greater than $0 for the most recent four fiscal quarter period preceding the date of such transaction for which financial statements for the target have been delivered to the Administrative Agent pursuant to the foregoing clause (g), and (i) the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Equity Interests) for any Acquisition shall not exceed $35,000,000 and for all Acquisitions in any fiscal year shall not exceed $50,000,000.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided that (i) if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party and (ii) if the transferor of such property is not an MPT Operator then the transferee must not be an MPT Operator or the transfer must be permitted by Section 7.16; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) Dispositions of machinery and equipment and the abandonment of intellectual property no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries that are Disposed of in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of Holdings and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; and (g) Investments in Joint Ventures permitted under Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 7.11, such transaction (including the incurrence of any Indebtedness therewith) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b).  In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Prohibited Subsidiary” means any Wholly Owned Subsidiary that is (a) then prohibited by applicable Texas Law from becoming a Guarantor or pledging substantially all of its property to secure the Obligations or (b) then required to obtain the consent of any Texas Governmental Authority prior to becoming a Guarantor or pledging substantially all of its property to secure the Obligations and such consent has not been obtained after the use of commercially reasonable efforts by such Subsidiary to obtain such consent.

“Pubco” means Adeptus Health Inc., a Delaware corporation.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Right” means any purchase, call, put or similar right arising under a JV Document and held by a Person other than Holdings or any Subsidiary.

“Qualified Cash” means cash or Cash Equivalents of the Loan Parties that (a) are subject to a perfected Lien in favor of the Administrative Agent, (b) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of Pubco and (c) are not subject to a Lien (other than Liens of the type described in Sections 7.01(a), (n) and (o)).

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)           a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)           if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)           ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)           evidence in the form of a life of loan flood zone determination as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e)           if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f)            if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g)           if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“Register” has the meaning specified in Section 11.06(c).

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (x) any controlling person or controlled affiliate of such Indemnitee, (y) the officers, directors or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (z) the agents, advisors and other representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (z), acting on behalf of, or at the express instructions of, such Indemnitee, controlling person or such controlled affiliate, provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this definition pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation, syndication or administration of the this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan (subject to the terms of any Autoborrow Agreement then in effect), a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement.  For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank with respect to such Swap Contract.  For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning specified in Section 10.08.

“ST Fee Letter” means the letter agreement dated August 10, 2015 between the Borrower, SunTrust Bank and SunTrust Robinson Humphrey, Inc.

“Sterling” means Sterling Capital Partners III, L.P.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to $5,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distribution” means, for so long as Holdings is a Flow Through Entity, distributions by Holdings to each owner of Equity Interests of Holdings in an amount equal to the excess of (A) the product of: (I) the net income with respect to Holdings allocated to such owner (taking into account, for the avoidance of doubt, the effect of any tax basis adjustment under Sections 734 or 743 of the Internal Revenue Code and any other tax benefit accruing to Pubco as a result of payments made pursuant to the Tax Receivable Agreement for such tax year) and (II) the maximum marginal tax rate applicable to either an individual or a corporation resident in either California or New York City, whichever is highest, taking account of any differences in rates applicable to ordinary income and capital gains, assuming such owner has no income or loss from sources other than Holdings and treating state and local taxes as fully deductible for federal income tax purposes over (B) the amounts previously distributed to such owner pursuant to this clause with respect to such tax year.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of June 25, 2014 by and among Pubco and the owners of Pubco named therein.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $125,000,000.

“Threshold Amount” means $3,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by Holdings directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by Holdings; provided that at any time that a Wholly Owned Subsidiary is a Prohibited Subsidiary, such Subsidiary shall be deemed to be a Joint Venture and not a Wholly Owned Subsidiary.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(d)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document or Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Preliminary Statements of and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(e)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(f)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(d)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(e)           Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(f)            Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(g)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to (i) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, (ii) any Disposition of a line of business or division of any Loan Party or Subsidiary, or (iii) any Acquisition, in each case, occurring during the applicable period.

1.04        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Revolving Loans and Term Loan.

(a)           Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

(b)           Term Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts repaid on the Term Loan may not be reborrowed.  The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of,

Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)           This Section 2.02 shall not apply to Swing Line Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03 , (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Lenders (other than Defaulting Lenders) holding a majority of the Revolving Credit Exposure have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United

States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended)

under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the BAML Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Swing Line Loans.

(a)                                 Swing Line Facility.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion subject to the terms of any Autoborrow Agreement make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (B) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan; provided however, that if an Autoborrow Agreement is in effect, the Swing Line Lender may, at its discretion, provide for an alternate rate of interest on Swing Line Loans under the Autoborrow Agreement until such time as the Swing Line Lender has requested that the Lenders fund Revolving Loans to refinance, or to purchase and fund risk participations in, Swing Line Loans pursuant to Section 2.04(c)).  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.

(i)                                     Subject to the terms of any Autoborrow Agreement then in effect, each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m.

on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(ii)                                  In order to facilitate the borrowing of Swing Line Loans, the Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an Autoborrow Agreement in form and substance satisfactory to the Administrative Agent and the Swing Line Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein.  At any time an Autoborrow Agreement is in effect, the requirements for borrowings of Swing Line Loans set forth in the immediately preceding paragraph shall not apply, and all Borrowings of Swing Line Loans under the Autoborrow Agreement shall be made in accordance with the Autoborrow Agreement.  For purposes of determining the Outstanding Amount under the Aggregate Revolving Commitments at any time during which an Autoborrow Agreement is in effect, the Outstanding Amount of all Swing Line Loans shall be deemed to be Outstanding Amount of Swing Line Loans at such time plus the maximum amount available to be borrowed under the Autoborrow Agreement.  For purposes of any borrowing of Swing Line Loans pursuant to the Autoborrow Agreement, all references to Bank of America shall be deemed to be a reference to Bank of America, in its capacity as Swing Line Lender hereunder.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such

Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 Voluntary Prepayments of Loans.

(i)                                     Revolving Loans and Term Loan.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be a Notice of Prepayment and be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan shall be applied to the remaining principal amortization payments in direct order of maturity.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)                                  Swing Line Loans.  Subject to the terms of any Autoborrow Agreement then in effect, the Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i)

unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)                                  Dispositions and Recovery Events.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Recovery Events to the extent (A) such Net Cash Proceeds are not (x) reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within 270 days of the date of receipt of such Net Cash Proceeds or (y) committed to be reinvested pursuant to a binding contractual commitment in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within 270 days of the date of receipt of such Net Cash Proceeds and actually reinvested within 360 days of the date of receipt of such Net Cash Proceeds (it being understood that such prepayment shall be due immediately upon the expiration of such 270 day period or 360 day period, as applicable) and (B) the aggregate amount of Net Cash Proceeds not so reinvested in accordance with the foregoing clause (A) exceed $1,000,000 in any fiscal year of Holdings.

(iii)                               Debt Issuances.  Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)                              Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)                               with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations;

(B)                               with respect to all amounts prepaid pursuant to Section 2.05(b)(ii), (1) if the relevant Disposition is a Sale and Leaseback Transaction with respect to a free-standing emergency medical care or hospital facility acquired or developed after the Closing Date, then, first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations (in each case without a reduction in the Aggregate Revolving Commitments) and (2) otherwise, first, to the Term Loan (to the remaining principal amortization payments in inverse order of maturity), second, ratably to the L/C Borrowings and the Swing Line Loans, third, to the outstanding Revolving Loans, and, fourth, to Cash Collateralize the remaining L/C Obligations (in each case without a reduction in the Aggregate Revolving Commitments); and

(C)                               with respect to all amounts prepaid pursuant to Section 2.05(b)(iii), first to the Term Loan (to the remaining principal amortization payments in inverse order of maturity), second, ratably to the L/C Borrowings and the Swing Line Loans, third, to the outstanding Revolving Loans, and, fourth, to Cash Collateralize the remaining L/C Obligations (in each case without a reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06                        Termination or Reduction of Aggregate Revolving Commitments.

(a)                                 Optional Reductions.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                 Revolving Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                                 Swing Line Loans.  Subject to the terms any Autoborrow Agreement then in effect, the Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)                                  Term Loan.  The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Payment Dates	Principal Amortization Payment
December 31, 2015	$1,562,500
March 31, 2016	$1,562,500
June 30, 2016	$1,562,500
September 30, 2016	$1,562,500
December 31, 2016	$1,562,500
March 31, 2017	$1,562,500
June 30, 2017	$1,562,500
September 30, 2017	$1,562,500
December 31, 2017	$2,343,750
March 31, 2018	$2,343,750
June 30, 2018	$2,343,750
September 30, 2018	$2,343,750
December 31, 2018	$2,343,750
March 31, 2019	$2,343,750
June 30, 2019	$2,343,750
September 30, 2019	$2,343,750
December 31, 2019	$3,125,000
March 31, 2020	$3,125,000
June 30, 2020	$3,125,000
Maturity Date	Outstanding Principal Balance of the Term Loan

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate (or with respect to any Swing Line Loan advanced pursuant to an Autoborrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swing Line Lender).

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)         Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the commitment fee.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)         Other Fees.

(i)                               The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                            The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the

Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                            Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the

Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                               if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                            the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Cash Collateral.

(a)         Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).

(b)         Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 7.01(n)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                        Defaulting Lenders.

(a)         Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                               Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                         Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)         Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)          Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16                        Incremental Facilities.

The Borrower may from time to time add one or more tranches of term loans (each an “Incremental Term Facility”) and/or increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”; and together with each Incremental Term Facility collectively, the “Incremental Facilities”) to this Agreement at the option of the Borrower by an agreement in writing entered into by the Loan Parties, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility (each an “Incremental Facility Amendment”); provided that:

(a)         the aggregate principal amount of all Incremental Facilities shall not exceed $50,000,000;

(b)         no Default shall exist on the effective date of such Incremental Facility or would exist after giving effect to such Incremental Facility;

(c)          the representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the effective date of such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d)         no existing Lender shall be under any obligation to provide any potion of an Incremental Facility and any such decision whether to provide any portion of an Incremental Facility shall be in such Lender’s sole and absolute discretion;

(e)          each Incremental Facility shall be in an aggregate principal amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(f)           each Person providing a portion of an Incremental Facility shall qualify as an Eligible Assignee;

(g)          the Borrower shall deliver to the Administrative Agent:

(i)                               a certificate of each Loan Party dated as of the date of such Incremental Facility signed by a Responsible Officer of such Loan Party (A) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such Incremental Facility and (B) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Facility, (1) the representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (2) no Default exists;

(ii)                            such amendments to the Collateral Documents as the Administrative Agent may reasonably request to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility (collectively “Collateral Document Amendments”);

(iii)                         opinions of legal counsel to the Loan Parties in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender (including each Person providing a portion of an Incremental Facility), dated as of the effective date of such Incremental Facility; and

(iv)                        a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Facility on a Pro Forma Basis (and for purposes of the calculations under this clause (iv) assuming that any then proposed Incremental Revolving Increase is fully drawn) (A) the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and (B) the Consolidated Net Leverage Ratio would not be greater than 0.25 times less than the maximum Consolidated Net Leverage Ratio permitted under Section 7.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b);

(h)         in the case of an Incremental Term Facility:

(i)                               the interest rate, interest rate margins, fees, discount, prepayment premiums, amortization and final maturity date for such Incremental Term Facility shall be as agreed by the Loan Parties and the Lenders providing such Incremental Term Facility; provided that:

(A)                               the final maturity of such Incremental Term Facility shall not be earlier than the later of the Maturity Date and the latest maturity date of any outstanding term loan under this Agreement;

(B)                               the Weighted Average Life To Maturity of such Incremental Term Facility shall not be shorter than the Weighted Average Life to Maturity of any outstanding term loan under this Agreement;

(C)                               if the All-In-Yield on such Incremental Term Facility exceeds the All-In-Yield of the Revolving Loans, the Term Loan or any other outstanding term loan under this Agreement by more than 50 basis points (0.50%) per annum, then the Applicable Rate or fees payable by the Borrower with respect to the Revolving Loans, the Term Loan or such other outstanding term loan under this Agreement, as applicable, shall on the effective date of such Incremental Term Facility be increased to the extent necessary to cause the All-In-Yield on the Revolving Loans, the Term Loan and such other outstanding term loan under this Agreement, as applicable, to be 50 basis points (0.50%) less than the All-In-Yield on such Incremental Term Facility;

(ii)                            such Incremental Term Facility shall share ratably in any mandatory prepayments of the other term loans under this Agreement pursuant to Section 2.05(b) (or otherwise provide for more favorable prepayment treatment for the then outstanding term loans under this Agreement) and shall have ratable voting rights as the other term loans under this Agreement (or otherwise provide for more favorable voting rights for the then outstanding term loans under this Agreement).

(i)             in the case of any Incremental Revolving Increase:

(i)                               such Incremental Revolving Increase shall have the same terms (including interest rate and interest rate margins but excluding upfront fees payable solely to the Lenders under such Incremental Revolving Increase) applicable to such Revolving Facility;

(ii)                            if any Revolving Loans are outstanding on the date of such increase, (x) each Lender providing such Incremental Revolving Increase shall make Revolving Loans, the proceeds of which shall be applied by the Administrative Agent to prepay Revolving Loans of the existing Lenders, in an amount necessary such that after giving effect thereto the outstanding Revolving Loans are held ratably among all of the Lenders with a Revolving Commitment and (y) the Borrower shall pay an amount required pursuant to Section 3.05 as a result of any such prepayment of Revolving Loans of existing Lenders; and

(iii)                         the existing Lenders with a Revolving Commitment shall on the effective date of such Incremental Revolving Increase be deemed to have made such assignments (which assignments shall not be subject to the requirements set forth in Section 11.06(b)) of the outstanding participation interests in Letters of Credit and Swing Line Loans to the Lenders providing such Incremental Revolving Increase and the Administrative Agent may make such adjustments to the Register as are necessary so that, after giving effect to such assignments and adjustments, each Lender with a Revolving Commitment (including the Lenders providing such Incremental Revolving Increase) will hold participation interests in Letters of Credit and Swing Line Loans equal to its pro rata share thereof.

The commitments to an Incremental Facility and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.  The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, each Incremental Facility Amendment and any Collateral Documents Amendment to the extent the Administrative Agent and the Borrower deem necessary in order to establish the applicable Incremental Facility and to effect such other changes agreed by the Borrower and the Persons providing such Incremental Facility and approved by the Administrative Agent; provided, however, that the Incremental Facility Amendment shall not effect any change described in Section 11.01(a) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any Incremental Revolving Increase or establishment of any Incremental Term Facility will not, of itself, be deemed to effect any of the changes described in Section 11.01(a) and that modifications to the definitions of “Commitments”, “Term Loan Commitments”, “Loans” and “Required Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in Section 11.01(a)).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS

Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extensions or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

(a)                                 If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, with the consent of the Borrower and in consultation with the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.

This Agreement shall become effective upon, and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to, the satisfaction of the following conditions precedent:

(a)                                 Receipt by the Administrative Agent of the following, each in form and substance satisfactory to the Administrative Agent and each Lender:

(i)                               Loan Documents.  Executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(ii)                            Opinions of Counsel.  Favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(iii)                         Organization Documents, Resolutions, Etc.

(A)                               copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(B)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(iv)                        Personal Property Collateral.

(A)                               UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(B)                               all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);

(C)                               duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties; and

(v)                           Evidence of Insurance.  Copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Administrative Agent and its successors and assigns as additional insured (in the case of liability insurance) or loss payee (in the case of property insurance) on behalf of the Lenders.

(vi)                        MPT Documents.  Copies of the MPT Documents in effect on the Closing Date certified by a Responsible Officer of the Borrower as being true and complete as of the Closing Date.

(vii)                     Solvency Certificate.  A certificate signed by a Responsible Officer of Holdings certifying that after giving effect to the Credit Extensions on the Closing Date, Holdings and its Subsidiaries are Solvent on a consolidated basis.

(b)                                 Repayment of Existing Indebtedness.  Receipt by the Administrative Agent of satisfactory evidence that the Existing Credit Agreement has been (or concurrent with the Credit Extensions on the Closing Date will be) repaid in full and all security interests related thereto shall have been (or concurrent with the Credit Extensions on the Closing Date will be) terminated.

(c)                                  Fees.  Receipt by the Administrative Agent, the Lead Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(d)                                 Attorney Costs.  The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

5.04                        Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The financial statements delivered pursuant to Sections 6.01 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Persons covered thereby as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(b)                                 The Audited Financial Statements and the unaudited consolidated and consolidating financial statements of Pubco and its Subsidiaries for the fiscal quarter ending June 30, 2015 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Pubco and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(c)                                  From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.

There are no actions, suits, proceedings, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil penalties, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.

(a)                                 No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Default has occurred and is continuing.

5.08                        Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09                        Environmental Compliance.

(a)                                 There are no actual or, to the knowledge of the Loan Parties, threatened claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of the Loan Parties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary in any manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  No Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.10                        Insurance.

(a)                                 The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(b)                                 Each Loan Party and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

5.11                        Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party nor any Subsidiary is party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)                                 Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Pension Plan (other than a Multiemployer Plan)that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than a Multiemployer Plan) that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect (i)  no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than a Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding arget attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan (other than a Multiemployer Plan) has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan).

5.13                        Subsidiaries and Joint Ventures.

(a)                                 Set forth on Schedule 5.13 to the Disclosure Schedule Side Letter is a complete and accurate list as of the Closing Date of each Subsidiary, other than any Immaterial Subsidiary that is not identified as a Guarantor on the signature pages to this Agreement, and Joint Venture, together with (i) jurisdiction of organization and (ii) percentage of outstanding shares of each class of Equity Interests owned (directly or indirectly) by any Loan Party or any Subsidiary.  The outstanding Equity Interests of each Subsidiary and Joint Venture owned by any Loan Party or any Subsidiary are validly issued, fully paid and to the extent applicable, non-assessable.

(b)                                 Each Subsidiary that is a Material Domestic Subsidiary on the Closing Date is identified as a Guarantor on the signature pages to this Agreement.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 None of Pubco, Holdings, the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished

(whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.

Each Loan Party and Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.  Set forth on Schedule 5.17 to the Disclosure Schedule Side Letter is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that, as of the Closing Date, a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date.  Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person.  As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17 to the Disclosure Schedule Side Letter.

5.18                        Solvency.

The Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

5.19                        Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

5.20                        Taxpayer Identification Number.

Set forth on Schedule 5.20-1 to the Disclosure Schedule Side Letter is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date.  Set forth on Schedule 5.20-2 to the Disclosure Schedule Side Letter is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  Except as set forth on Schedule 5.20-3 to the Disclosure Schedule Side Letter, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

5.21                        OFAC.

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.22                        Anti-Corruption Laws.

The Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or affiliate thereof have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall and shall cause each Subsidiary to:

6.01                        Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)                                 Annual Financial Statements.

(i)                                     as soon as available, but in any event within ninety days after the end of each fiscal year of Pubco (or, if earlier, 15 days after the date required to be filed with the SEC), commencing with the fiscal year ending December 31, 2015, a consolidated balance sheet of Pubco and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a)(i), consolidating balance sheets of the Subsidiaries of Pubco (other than the MPT Operators) and Joint Ventures (other than Joint Ventures that lease real estate owned by MPT) as at the end of such fiscal year, and the related consolidating statements of income or operations for such fiscal year, all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition and results of operations of the Subsidiaries of Pubco (other than the MPT Operators) and such Joint Ventures in accordance with GAAP; and

(iii)                               concurrently with the delivery of the financial statements referred to in Section 6.01(a)(i), consolidating balance sheets for the MPT Operators and Joint Ventures that lease real estate owned by MPT as at the end of such fiscal year, and the related consolidating statements of income or operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition and results of operations of the MPT Operators and such Joint Ventures in accordance with GAAP.

(b)                                 Quarterly Financial Statements.

(i)                                     As soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of Pubco (or, if earlier, 5 days after the date required to be filed with the SEC), commencing with the fiscal quarter ending September 30, 2015, a consolidated balance sheet of Pubco and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Pubco’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of Pubco’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(ii)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(b)(i), consolidating balance sheets of the Subsidiaries of Pubco (other than the MPT Operators) and Joint Ventures (other than Joint Ventures that lease real estate owned by MPT) as at the end of such fiscal quarter, the related consolidating statements of income or operations for such fiscal quarter and for the portion of Pubco’s fiscal year then ended, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects; and

(iii)                               concurrently with the delivery of the financial statements referred to in Section 6.01(b)(i), consolidating balance sheets of the MPT Operators and Joint Ventures that lease real estate owned by MPT as at the end of such fiscal quarter, the related consolidating statements of income or operations for such fiscal quarter and for the portion of Pubco’s fiscal year then ended, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a)(i) or 6.01(b)(i), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or 6.01(b) at the times specified therein.

6.02                        Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                       concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a report regarding each Joint Venture containing information regarding markets served, number of facilities, the joint venture partner, revenue including preferred distribution, management fees, management fees and other professional services fees and facility level EBITDA;

(b)                                       concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower which shall include such supplements to Schedules 5.13 and 5.17 to the Disclosure Schedule Side Letter as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                        not later than 30 days after the beginning of each fiscal year of the Borrower, commencing with the fiscal year beginning January 1, 2016, an annual budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of such fiscal year;

(d)                                       no later than 10 days after the date any Wholly Owned Subsidiary becomes a Prohibited Subsidiary, pro forma consolidated financial statements of Pubco and its Subsidiaries for each fiscal quarter ending after such date through the Maturity Date, which financial statements shall be prepared based on the then existing facts (including any change in Law) and shall demonstrate projected compliance with the financial covenants set forth in Section 7.11 as of the end of each such fiscal quarter;

(e)                                        promptly after the same are delivered under the MPT Documents, a copy of such financial statements and other financial and operational information delivered to MPT to confirm compliance with the applicable financial covenants in the MPT Documents;

(f)                                         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g)                                        promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(h)                                 promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities in excess of the Threshold Amount of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(i)                                     promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary; and

(j)                                    promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all

Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03                        Notices.

Promptly notify the Administrative Agent and each Lender of:

(a)         the occurrence of any Default.

(b)         any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          the occurrence of any ERISA Event.

(d)         any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

6.05                        Preservation of Existence, Etc.

(a)         Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b)         Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(c)          Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)         Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.

(a)         Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)         Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)          Use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07                        Maintenance of Insurance.

(a)         Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or such Subsidiary operates.

(b)         Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent but in no event less than required by applicable law, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)          Cause the Administrative Agent and its successors and assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

6.08                        Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.

(a)                                 Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)                                 Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10                        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) absent an Event of Default, the Borrower shall be required to pay for only one such visit and/or inspection by the Administrative Agent in any fiscal year of the Borrower and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Any Lender may accompany the Administrative Agent on, and participate in, any such visit or inspection at such Lender’s expense.

6.11                        Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other lawful corporate purposes, and (b) to refinance the Existing Credit Agreement, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12                        ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

6.13                        Additional Guarantors.

If any Person becomes a Material Domestic Subsidiary (other than an Excluded Subsidiary) after the Closing Date, cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (b) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent, in each case (x) in the case of an Acquisition of a Person that would have been a Material Domestic Subsidiary as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, within thirty (30) days after such Acquisition (or such longer period as the Administrative Agent may agree in its sole discretion) and (y) in all other cases, concurrent with the delivery of the Compliance Certificate for the first fiscal quarter end in which such Person is a Material Domestic Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion); provided that if at any time all of the Domestic Subsidiaries that are Immaterial Subsidiaries and that are not Guarantors either contributed in the aggregate more than $2,500,000 of Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) or had in the aggregate more than $2,500,000 in assets as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) then the Borrower shall cause one or more of such Immaterial Subsidiaries to become Guarantors pursuant to, and by the date required by, this Section 6.13 such that after giving effect thereto the foregoing thresholds are not exceeded.  For the avoidance of doubt, no Excluded Subsidiary or Joint Venture that is not a Subsidiary shall be required to become a Guarantor pursuant to this Section 6.13 or pledge assets under Section 6.14 or otherwise.

6.14                        Pledged Assets.

(a)                                 Equity Interests.  Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Excluded Property and Immaterial Subsidiaries) and (ii) 66% (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary (other than Excluded Property (other than, for the avoidance of doubt, Excluded Property described under clause (e) of the definition of “Excluded Property”) and Immaterial Subsidiaries) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent, in each case (x) in the case of an Acquisition of a Person that would have been a Material Domestic Subsidiary as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, within thirty (30) days after such Acquisition (or such longer period as the Administrative Agent may agree in its sole discretion) and (y) in all other cases, concurrent with the delivery of the Compliance Certificate for the first fiscal quarter end in which such Person becomes a Material Domestic Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion).

(b)                                 Other Property.  Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent, in each case (x) in the case of an Acquisition of a Person that would have been a Material Domestic Subsidiary as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, within thirty (30) days after such Acquisition (or such longer period as the Administrative Agent may agree in its sole discretion) and (y) in all other cases, concurrent with the delivery of the Compliance Certificate for the first fiscal quarter end in which such Person becomes a Material Domestic Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion); provided that, with respect to any owned real property being pledged in accordance with the foregoing, in no event shall the Loan Parties be obligated to satisfy the foregoing prior to 45 days after the acquisition of such real property.

(c)                                  Organizational Documents of Joint Ventures.

(i)                                     Cause the JV Documents of each Joint Venture (other than a Prohibited Subsidiary) to (A) permit the pledge of the Equity Interests in such Joint Venture to secure the Obligations and (B) permit the transfer of such Equity Interests of such Joint Venture in connection with the exercise of remedies (including the transfer of such Equity Interests to a Person owned or controlled by or for the benefit of the Administrative Agent and the subsequent transfer by such Person to a third party (unless the Administrative Agent otherwise agrees that inclusion of the provision described in this parenthetical is not required)) with such transferee receiving the full rights held by the owner of such Equity Interests prior to such transfer (each such transfer an “Enforcement Transfer”).

(ii)                                  With respect to any JV Document entered into after the Closing Date, cause all Purchase Rights that may be exercised with respect to an Enforcement Transfer to require the holder of such Purchase Right to provide notice of its intent to exercise such Purchase Right during the period of 30 days after such holder receives notice of such Enforcement Transfer and a copy of the executed purchase agreement for such Enforcement Transfer (it being understood that the consummation of such Enforcement Transfer may be subject to customary conditions set forth in the purchase agreement including the expiration of such 30 day period without such holder giving notice of its intent to exercise such Purchase Right); provided that in the case of Enforcement Transfer that is the transfer of Equity Interests to a Person owned or controlled by or for the benefit of the Administrative Agent, then such 30 day period shall include at least five (5) days after such transfer is actually consummated (or, in each case, such other period agreed to by the Administrative Agent).

(d)                                 Joint Venture Management Agreements.

(i)                                     Cause each management agreement (or similar agreement) with a Joint Venture to be held by (and in the name of) a Wholly Owned Subsidiary of the Borrower.

(ii)                                  Use commercially reasonable efforts to cause each management agreement (or similar agreement) with a Joint Venture to contain provisions limiting rights to terminate the Management Agreement without prior written notice to the Agent and a period of 90 days to effectuate a transfer of such agreement to any Person in connection with the exercise of remedies under the Loan Documents (with such transferee receiving the full rights held by the applicable Wholly Owned Subsidiary of the Borrower prior to such transfer); permit such transfer and, in connection with such transfer, waive all existing defaults that are not then susceptible of cure and permit the transferee to cure all defaults which are susceptible of cure.

6.15                        Maintenance of Depository Relationship.

Within 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), maintain each Loan Party’s primary deposit relationship, including operating, cash management and collection/lockbox services, with the Administrative Agent.

6.16                        Anti-Corruption Laws and Sanctions.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority and maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

ARTICLE VII

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Closing Date and listed on Schedule 7.01 to the Disclosure Schedule Side Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c)                                  Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)                                    Licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k)                                 any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)                                     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02(a);

(m)                             Liens consisting of Purchase Rights to the extent the consideration required to be paid thereunder is based on a customary valuation method;

(n)                                 normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p)                                 Liens granted by any MPT Operator on the MPT Senior Collateral to secure the MPT Claim or on the MPT Senior JV Collateral to secure the MPT JV Claim, provided that such MPT Operator and the holder of such Liens shall be party to the MPT Intercreditor Agreement; and

(q)                                 Liens securing liabilities in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

7.02                        Investments.

Make any Investments, except:

(a)         Investments held in the form of cash or Cash Equivalents;

(b)         Investments existing as of the Closing Date and set forth on Schedule 7.02 to the Disclosure Schedule Side Letter;

(c)          Investments in any Person that is a Loan Party prior to giving effect to such Investment, provided that in the case of an Investment in an MPT Operator (other than an Investment by an MPT Operator in another MPT Operator) (i) no Default exists or would result therefrom; (ii) the Borrower has delivered a Pro Forma Compliance Certificate demonstrating that after giving effect to such Investment on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b); and (iii) there shall be an aggregate of at least $20,000,000 consisting of any combination of availability existing under the Aggregate Revolving Commitments and Qualified Cash;

(d)         Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)           loans and advances to employees of the Borrower or any Subsidiary for reimbursable expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(g)          Investments consisting of the non-cash portion of consideration received in connection with Dispositions permitted pursuant to Section 7.05;

(h)         Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of the Borrower or any Subsidiary which are used by such Persons to purchase simultaneously Equity Interests of the Borrower;

(i)             Investments consisting of Swap Contracts permitted by Section 7.03;

(j)            Guarantees permitted by Section 7.03(k);

(k)         Investments in Joint Ventures (including the transfer of real estate and equipment by subleases, Subsidiaries, cash and other property to Joint Ventures and the exercise of purchase and call rights under Organization Documents of Joint Ventures); provided (i) no Default exists or would result therefrom; (ii) the Borrower has delivered a Pro Forma Compliance Certificate demonstrating that after giving effect to such Investment on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b); and (iii) there shall be an aggregate of at least $20,000,000 consisting of any combination of availability existing under the Aggregate Revolving Commitments and Qualified Cash;

(l)             Permitted Acquisitions; and

(m)     Investments in an amount not to exceed $500,000 in the aggregate at any time outstanding.

7.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the Closing Date set forth on Schedule 7.03 to the Disclosure Schedule Side Letter (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended;

(c)                                  intercompany Indebtedness permitted under Section 7.02; provided that in the case of Indebtedness owing by a Loan Party to a Foreign Subsidiary (i) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)                                   Indebtedness incurred by the members of the MPT Group under the MPT Documents;

(g)                                  Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;

(h)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, in each case, drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within 5 Business Days of its incurrence;

(i)                                     to the extent constituting Indebtedness, obligations under the Tax Receivable Agreement;

(j)                                    other Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding; and

(k)                                 Guarantees with respect to Indebtedness permitted under this Section 7.03; provided that (i) no member of the Non-MPT Group (other than Holdings and the Borrower) shall Guarantee any Indebtedness under the MPT Documents and (ii) any Guarantee by Holdings or the Borrower of any Indebtedness under the MPT Documents (other than the MPT Cost Overrun Guaranties) shall be subordinated to the Obligations pursuant to an MPT Subordination Agreement.

7.04                        Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Event of Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that (i) the Borrower is the continuing or surviving Person and (ii) such Subsidiary is not an MPT Operator, (b) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower provided that (i) if a Guarantor is a party to such transaction, the continuing or surviving Person is a Guarantor and (ii) no MPT Operator shall merge or consolidate with any Subsidiary that is not an MPT Operator unless, subject to Section 7.16, such merger or consolidation is pursuant to a property substitution under an MPT Document, (c) subject to clause (a) above, the Borrower or any Subsidiary of the Borrower may merge with any other Person in connection with a Permitted Acquisition provided that if the Borrower is a party thereto then the Borrower is the continuing or surviving Person and (d) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, (i) could not reasonably be expected to have a Material Adverse Effect and (ii) would not result in any property that constitutes MPT Senior Collateral being distributed or otherwise transferred to any Loan Party or any Subsidiary in each case that is not a member of the MPT Group.

7.05                        Dispositions.

Make any Disposition except:

(a)                                 Permitted Transfers;

(b)                                 subject to Section 7.15, the Disposition of a Non-MPT Facility if after giving effect to such Disposition such Non-MPT Facility would be an MPT Facility;

(c)                                  Sale and Leaseback Transactions;

(d)                                 any Disposition to qualify directors solely to the extent required by applicable Law (or to satisfy other requirements of applicable Law) with respect to the ownership of Equity Interests of Foreign Subsidiaries; provided that no Default or Event of Default has occurred and is continuing or will be caused by such Disposition; and

(e)                                  other Dispositions so long as (i) 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and the aggregate cash and non-cash consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.05, and (iii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $2,000,000.

7.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)                                  Holdings may declare and make Tax Distributions;

(d)                                 Holdings may make Restricted Payments to Pubco sufficient for Pubco to satisfy its obligation to make tax benefit payments pursuant to the Tax Receivable Agreement;

(e)                                  without duplication of Section 7.06(f), distributions to Pubco to pay, without duplication, (A) franchise taxes and other fees required to maintain the legal existence of Pubco to the extent then due and payable by Pubco, (B) reasonable and documented out-of-pocket legal, accounting and regulatory filing costs and other operating expenses (including overhead), in each case, in the ordinary course of business to the extent then due and payable by Pubco, and (C) costs and expenses incurred by it in connection with registering and maintaining its status and compliance as a public company, including costs and expenses related to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(f)                                   payment of reasonable and customary directors’ fees and expenses and indemnities, and

(g)                                  Holdings may make Restricted Payments to Pubco in an aggregate amount not to exceed $300,000 to be used by Holdings solely to pay expenses of Sterling related to travel, meals and other incidentals.

7.07                        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties, (b) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section

7.05 or Section 7.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions not substantially less favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

7.09                        Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale or (5) the MPT Documents (and amendments thereto not prohibited by Section 7.16), provided that any such restriction contained therein relates only to the Borrower or any Subsidiary party to the MPT Documents.

7.10                        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.

(a)                                 Consolidated Net Leverage Ratio.  Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter Pubco set forth below to be greater than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2015	N/A	N/A	5.00:1.0	5.00:1.0
2016	4.75:1.0	4.50:1.0	4.25:1.0	4.00:1.0
2017	3.75:1.0	3.50:1.0	3.25:1.0	3.00:1.0
2018	2.75:1.0	2.75:1.0	2.50:1.0	2.50:1.0
2019	2.25:1.0	2.25:1.0	2.00:1.0	2.00:1.0
2020	2.00:1.0	2.00:1.0	N/A	N/A

(b)                                 Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Pubco, commencing with the fiscal quarter ending September 30, 2015, to be less than 1.25:1.00.

(c)                                  Minimum Non-MPT Facility EBITDA.  Permit the Non-MPT Facility EBITDA as of the end of any fiscal quarter of Pubco, commencing with the fiscal quarter ending September 30, 2015, to be less than $40,000,000 for the most recently completed four fiscal quarters.

7.12                        Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)                                 Amend or modify any of its Organization Documents in a manner adverse to the Lenders.

(b)                                 Change its fiscal year.

(c)                                  Without providing ten days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

7.13                        Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.14                        Anti-Corruption Laws.

Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

7.15                        MPT Documents and Transactions.

(a)                                 Amend or modify any of the MPT Documents in a manner that (i) increases the maximum aggregate amount funded by MPT thereunder unless after giving effect to such increase (assuming for the purpose of this test that such maximum amount is funded on that date of such increase)  on a Pro Forma Basis, (A) the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and (B) there shall be an aggregate of at least $20,000,000 consisting of any combination of availability existing under the Aggregate Revolving Commitments and Qualified Cash, (ii) is not permitted by the MPT Intercreditor Agreement or the MPT Subordination Agreements or (iii) that is materially adverse to the Lenders.

(b)                                 Make any optional prepayment (including by way of depositing money or securities with respect thereto before due for the purposes of paying when due) of any of the obligations of Holdings and its Subsidiaries under the MPT Documents or make any other payment of any of the obligations of Holdings and its Subsidiaries under the MPT Documents in violation of the MPT Intercreditor Agreement or the MPT Subordination Agreements, as applicable.

(c)                                  Sell, transfer, license, lease or otherwise dispose of any Non-MPT Facility if after giving effect thereto such Non-MPT Facility would be an MPT Facility unless (i) no Default shall have occurred and be continuing at the time of such transfer and (ii) after giving effect to such transfer on a Pro Forma Basis, (A) the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and (B) there shall be an aggregate of at least $20,000,000 consisting of any combination of availability existing under the Aggregate Revolving Commitments and Qualified Cash.

(d)                                 Cause the MPT Documents to fail to conform to Section 3.13(b) of the MPT Intercreditor Agreement, to the extent applicable.

7.16                        Permitted Activities of Pubco and Holdings.

Notwithstanding anything to the contrary in this Agreement, permit Pubco or Holdings to (a) own any material property other than cash, cash equivalents and the Equity Interests of its Subsidiaries, (b) have any material liabilities other than (i) obligations under the Loan Documents, the MPT Documents and contracts and agreements (including with respect to indemnities) with its respective officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business, (iii) corporate, administrative and operating expenses incurred in the ordinary course of business and (iv) guarantees of real property and other leases or similar agreements of Holdings or any Subsidiary or become direct obligor under such agreements, or (c) engage in any business other than (i) owning the Equity Interests of its Subsidiaries and activities incidental or related thereto and (ii) performing its obligations under the Loan Documents, the MPT Documents, contracts and agreements (including with respect to indemnities) with its respective officers, directors, consultants and employees relating to their employment, services or directorships and guarantees if real property and other leases or similar agreements of Holdings or any Subsidiary or direct obligor under such agreements.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.05(a), 6.10 or 6.11 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness under the MPT Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     MPT Documents.  At the election of the Administrative Agent or the Required Lenders, the occurrence of any event of default (or similar term) under one or more MPT Documents (unless all of such MPT Documents govern or secure only MPT Facilities that contributed less than $1,000,000 of Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b)); or

(m)                             Invalidity of MPT Intercreditor Agreement or MPT Subordination Agreement.  Any provision of the MPT Intercreditor Agreement or any MPT Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable while any of the MPT Documents are still in effect (other than a termination at the direction of the Administrative Agent).

8.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)         exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under any Secured Hedge Agreements, (c) payment of Obligations then owing under any Secured Cash Management Agreements and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Banks and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03                        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)         The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.

(a)                           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America  with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(vi) of Section 11.01, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10                        Collateral and Guaranty Matters.

Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 11.01;

(b)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefit of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of the Facility Termination Date.

ARTICLE X

GUARANTY

10.01                 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

10.02                 Obligations Unconditional.

The obligations of the Guarantors under Section 10.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Loan Party for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

10.03                 Reinstatement.

The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

10.04                 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

10.05                 Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 10.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

10.06                 Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 10.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 10.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated.  For purposes of this Section 10.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.  This Section 10.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Obligations.

10.07                 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

10.08                 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article X by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby  jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)                              change Sections 8.03 or 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)                              release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                           release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.04 or Section 7.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)                                 unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)                                  unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) the Fee Letters and any Autoborrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM

THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder  or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that in the case of clauses (i) and (iii) the fees and expenses of counsel shall be limited to the reasonable and documented fees and out-of-pocket disbursements and other charges of one primary counsel selected by the Administrative Agent for the Administrative Agent, the Lenders and the L/C Issuer, a single local counsel selected by the Administrative Agent for the Administrative Agent, the Lenders and the L/C Issuer in each appropriate jurisdiction deemed appropriate in good faith by the Administrative Agent and, in the case of actual or reasonably perceived conflict of interest, as determined in good faith by the applicable Lender or the L/C Issuer, as the case may be, one additional counsel in each applicable jurisdiction for each affected Lender and the L/C Issuer, as the case may be..

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee, but excluding the allocated cost of internal counsel, and limited, in the case of attorneys’ fees, to the reasonable and documented fees and out-of-pocket disbursements and other charges of one primary counsel for all Indemnitees, a single local counsel for all Indemnitees in each appropriate jurisdiction deemed appropriate in good faith by such Indemnitees and, in the case of actual or reasonably perceived conflict of interest, as determined in good faith by the applicable Indemnitee, one additional counsel in each applicable jurisdiction for each affected Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Person of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely between or among Indemnitees to the extent such dispute do not arise from (A) any act or omission of Pubco or any of its Subsidiaries or Affiliates or (B) any claim against such Indemnitee acting in its capacity as Administrative Agent, L/C Issuer, Lead Arranger or any similar role under this Agreement and the other Loan Documents.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of any assignment in respect of the Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loan on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10)  Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), any Disqualified Institution (unless an Event of Default arising under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such sale), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder if such Lender so consents; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)                                  Disqualified Institutions.

(i)                                     No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation); provided, however, that during the continuation of Event of Default under Section 8.01(a) or (f), no consent of the Borrower shall be required to make an assignment or participation to a Disqualified Institution.  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution (provided that no additional assignment or participation shall be made to any Person that becomes a Disqualified Institution unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing). Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)                                  If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of any outstanding Term Loan held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loan in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.  Proceeds of Revolving Loans or Swing Line Loans shall not be used to make any prepayment described in this clause (ii).

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions that have become Lenders or Participants in violation of this Section 11.06 (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution votes on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)                        The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.16, other than a Disqualified Institution or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.    In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

11.08                 Rights of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the provisions of this Section 11.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

It is the intention of the parties to comply with applicable usury Law.  The parties agree that the total amount of interest contracted for, charged, collected or received by the Administrative Agent and the Lenders under this Agreement shall not exceed the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code (the “TX Code”) is relevant for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the TX Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the TX Code; subject, however, to any right the Lenders subsequently may have under applicable Law to change the method of determining the Maximum Rate.  Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Administrative Agent or any Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas Law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Lenders, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Lenders by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the TX Code shall not be applicable to this Agreement or the Obligations outstanding hereunder.(1)

11.10                 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received

(1)  Subject to further review by BAML

counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent , any Lead Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18                 Exclusion from Representations and Warranties and Covenants.

Notwithstanding anything herein or in any other Loan Document to the contrary, if Pubco, Holdings or any Subsidiary is subject to any investigation, review or proceeding by any Governmental Authority and Holdings or such Subsidiary is prohibited by applicable Law from disclosing such investigation, review or proceeding to the Administrative Agent, then:

(a)                                 Holdings or such Subsidiary shall not be obligated to disclose such investigation, review or proceeding to the Administrative Agent or any Lender; and

(b)                                 except as set forth in clause (a), such investigation, review or proceeding shall not be excluded from the representations and warranties contained in Article VI, in any other Loan Document or in any document furnished at any time under or in connection with this Agreement or any other Loan Document, provided that the determination of whether such investigation, review or proceeding could reasonably be expected to have a Material Adverse Effect shall be made by the Borrower in good faith and in its reasonable discretion.

11.19                 USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such

Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20                 Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations.  If the Administrative Agent so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.21                 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	FIRST CHOICE ER, LLC, a Texas limited liability company

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

GUARANTORS:	ADEPTUS HEALTH LLC, a Delaware limited liability company

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

OPFREE LICENSING LP, a Texas limited partnership
OPFREE RE INVESTMENTS, LTD., a Texas limited partnership

By: ECC MANAGEMENT, LLC, a Texas limited liability company, general partner of each of the foregoing companies

By: FIRST CHOICE ER, LLC, a Texas limited liability company, sole member of each of the foregoing companies

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

GUARANTORS CONTINUED:
ADEPTUS HEALTH COLORADO HOLDINGS LLC, a Texas limited liability company
ADEPTUS HEALTH MANAGEMENT LLC, a Texas limited liability company
ADEPTUS HEALTH PHOENIX HOLDINGS LLC, a Texas limited liability company
ADEPTUS HEALTH VENTURES LLC, a Texas limited liability company
ADPT DFW HOLDINGS LLC, a Texas limited liability company
ADPT HOUSTON HOLDINGS LLC, a Texas limited liability company
ADPT NEW ORLEANS HOLDINGS LLC, a Texas limited liability company
ADPT-CO MPT HOLDINGS LLC, a Texas limited liability company
ADPT-CO RE HOLDINGS LLC, a Texas limited liability company
FIRST TEXAS HOSPITAL CARROLLTON LLC, a Texas limited liability company
MATLOCK MEDICAL CENTER LLC, a Texas limited liability company
NATIONAL MEDICAL PROFESSIONALS OF ARIZONA LLC, an Arizona limited liability company

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

CONVERSE MEDICAL CENTER LLC, a Texas limited liability company
HICKORY CREEK MEDICAL CENTER LLC, a Texas limited liability company
VICTORY LAKES MEDICAL CENTER LLC, a Texas limited liability company

By: FIRST CHOICE ER, LLC, a Texas limited liability company, manager of each of the foregoing companies

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

2

GUARANTORS CONTINUED:
AJNH MEDICAL CENTER LLC, a Texas limited liability company
ALLEN BETHANY MEDICAL CENTER LLC, a Texas limited liability company
ALVIN MEDICAL CENTER LLC, a Texas limited liability company
AUSTIN BRODIE MEDICAL CENTER LLC, a Texas limited liability company
BASSWOOD MEDICAL CENTER LLC, a Texas limited liability company
BRIAR FOREST-ELDRIDGE MEDICAL CENTER LLC, a Texas limited liability company
CEDAR HILL MEDICAL CENTER LLC, a Texas limited liability company
CENTER STREET DP MEDICAL CENTER LLC, a Texas limited liability company
COLLEYVILLE MEDICAL CENTER LLC, a Texas limited liability company
COLONIAL LAKES MEDICAL CENTER LLC, a Texas limited liability company
CONROE MEDICAL CENTER LLC, a Texas limited liability company
COPPERWOOD MEDICAL CENTER LLC, a Texas limited liability company
CULEBRA-TEZEL MEDICAL CENTER LLC, a Texas limited liability company
EAGLES NEST MEDICAL CENTER LLC, a Texas limited liability company
EAST PFLUGERVILLE MEDICAL CENTER LLC, a Texas limited liability company
ECC MANAGEMENT, LLC, a Texas limited liability company
FCER MANAGEMENT, LLC, a Texas limited liability company
FM CROSSING MEDICAL CENTER LLC, a Texas limited liability company
FRIENDSWOOD MEDICAL CENTER LLC, a Texas limited liability company
FRISCO PRESTON MEDICAL CENTER LLC, a Texas limited liability company

By: FIRST CHOICE ER, LLC, a Texas limited liability company, sole member of each of the foregoing companies

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

3

GUARANTORS CONTINUED:
GARLAND SHILOH MEDICAL CENTER LLC, a Texas limited liability company
GLEANNLOCH FARMS MEDICAL CENTER LLC, a Texas limited liability company
HASLET MEDICAL CENTER LLC, a Texas limited liability company
HILLIARD MEDICAL CENTER LLC, a Texas limited liability company
HOUSTON 9520 JONES MEDICAL CENTER LLC, a Texas limited liability company
KATY ER CENTER LLC, a Texas limited liability company
KINGWOOD MEDICAL CENTER LLC, a Texas limited liability company
KUYKENDAHL MEDICAL CENTER LLC, a Texas limited liability company
LA PORTE MEDICAL CENTER LLC, a Texas limited liability company
LAKEWOOD FOREST MEDICAL CENTER LLC, a Texas limited liability company
LEWISVILLE MEDICAL CENTER LLC, a Texas limited liability company
LITTLE ELM FM 423 MEDICAL CENTER LLC, a Texas limited liability company
LOUETTA MEDICAL CENTER LLC, a Texas limited liability company
MANSFIELD WALNUT CREEK MEDICAL CENTER LLC , a Texas limited liability company
MCKINNEY 5000 EL DORADO MEDICAL CENTER LLC, a Texas limited liability company
MESQUITE TOWN EAST MEDICAL CENTER LLC, a Texas limited liability company
MID-COLLIN COUNTY MEDICAL CENTER LLC, a Texas limited liability company
NORTH DALLAS TOLLWAY MEDICAL CENTER LLC, a Texas limited liability company

By: FIRST CHOICE ER, LLC, a Texas limited liability company, sole member of each of the foregoing companies

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

4

GUARANTORS CONTINUED:
NRH MEDICAL CENTER LLC, a Texas limited liability company
OPFREE, LLC, a Texas limited liability company
PEARLAND PARKWAY MEDICAL CENTER LLC, a Texas limited liability company
PEARLAND SUNRISE MEDICAL CENTER LLC, a Texas limited liability company
PFLUGERVILLE MEDICAL CENTER LLC, a Texas limited liability company
PLANO ERCARE CENTER LLC, a Texas limited liability company
POTRANCO MEDICAL CENTER LLC, a Texas limited liability company
RICHARDSON MIMOSA MEDICAL CENTER LLC, a Texas limited liability company
SAN ANTONIO NACOGDOCHES MEDICAL CENTER LLC, a Texas limited liability company
SIENNA PLANTATION MEDICAL CENTER LLC, a Texas limited liability company
SSH MEDICAL CENTER LLC, a Texas limited liability company
STERLING RIDGE MEDICAL CENTER LLC, a Texas limited liability company
SUMMERWOOD MEDICAL CENTER LLC, a Texas limited liability company
WATERSIDE MEDICAL CENTER LLC, a Texas limited liability company
WC MEDICAL CENTER LLC, a Texas limited liability company
WCB MEDICAL CENTER LLC, a Texas limited liability company
WILDERNESS-HARDY OAK MEDICAL CENTER LLC, a Texas limited liability company
WYLIE MEDICAL CENTER LLC, a Texas limited liability company

By: FIRST CHOICE ER, LLC, a Texas limited liability company, sole member of each of the foregoing companies

	By:	/s/ Timothy L. Fielding
	Name:	Timothy L. Fielding
	Title:	Chief Financial Officer

5

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Darleen R. DiGrazia
Name: Darleen R. DiGrazia
Title: Vice President

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ E. Mark Hardison
Name: E. Mark Hardison
Title: Senior Vice President

BANK OF MONTREAL

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Director

SUNTRUST BANK

By:	/s/ Ben Cumming
Name: Ben Cumming
Title: Director

REGIONS BANK

By:	/s/ Joseph A. Miller
Name: Joseph A. Miller
Title: Managing Director

FIFTH THIRD BANK

By:	/s/ Thomas Avery
Name: Thomas Avery
Title: Relationship Manager

RAYMOND JAMES BANK, N.A.

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

[SIGNATURE PAGES CONTINUE]

6

LEGACY TEXAS BANK

By:	/s/ Spencer L. Sockwell
Name: Spencer L. Sockwell
Title: SVP and Managing Corporate Healthcare Banking

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

7

Exhibit 1.01

FORM OF SECURED PARTY DESIGNATION NOTICE

Date:           ,

To:                             Bank of America, N.A.,

as Administrative Agent

Agency Management

900 W. Trade Street, 6th Floor

Charlotte, NC 28255

Attn: Melissa Mullis

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by                        , a                (the “Designor”), to BANK OF AMERICA, N.A., as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”).  All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent have entered into that certain Credit Agreement, dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrower;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Cash Management Agreement/Swap Contract] as a [“Secured Cash Management Agreement”/”Secured Hedge Agreement”] under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

1.                                      Designation.  [             ] hereby designates the [Cash Management Agreement/Swap Contract] described on Schedule 1 hereto to be a “[Secured Cash Management Agreement/Secured Hedge Agreement]” and hereby represents and warrants to the Administrative Agent that such [Cash Management Agreement/Swap Contract] satisfies all the requirements under the Loan Documents to be so designated.  By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of a [Secured Cash Management Agreement/Secured Hedge Agreement] and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 9.01 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a [Cash Management Agreement/Swap Contract].  Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 11.04(c) of the Credit Agreement.

GOVERNING LAW.  THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[signature page follows]

DESIGNOR:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

By:
Name:
Title:

Schedule 1

To Secured Party Designation Notice

Exhibit 2.02

FORM OF LOAN NOTICE

Date:             ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐A Borrowing of [Revolving][Term] Loans

☐A conversion or continuation of [Revolving][Term] Loans

1.                                      On                                                                                                                               (a Business Day).

2.                                      In the amount of $                                                                                                                                         .

3.                                      Comprised of                                                                                                                    .

[Type of Loan requested]

4.                                      For Eurodollar Rate Loans:  with an Interest Period of     months.

With respect to such Borrowing, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Section 4.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

FIRST CHOICE ER, LLC,
a Texas limited liability company

By:
Name:
Title:

Exhibit 2.04

FORM OF SWING LINE LOAN NOTICE

Date:           , 20

To:                             Bank of America, N.A., as Swing Line Lender

Cc:                             Bank of America, N.A., as Administrative Agent

Re:                             Credit Agreement (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 6, 2015 among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Line Loan:

1.                                      On                                                          , 20   (a Business Day).

2.                                      In the amount of $          .

With respect to such Borrowing of Swing Line Loans, the Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 4.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

FIRST CHOICE ER, LLC,
a Texas limited liability company

By:
Name:
Title:

Exhibit 2.05

FORM OF NOTICE OF LOAN PREPAYMENT

TO:                                                                           Bank of America, N.A., as Administrative Agent

RE:                                                                           Credit Agreement (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 6, 2015 among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

DATE:                                                          [Date]

The undersigned Borrower hereby notifies the Administrative Agent that on              (1) pursuant to the terms of Section 2.05(a) of the Credit Agreement, such Borrower intends to prepay the following Loans as more specifically set forth below:

☐                                    Voluntary prepayment of [Revolving Loans][Term Loan] in the following amount(s):

☐                                    Eurodollar Rate Loans: $                           (2)

Applicable Interest Period:

☐                                    Base Rate Loans:  $                             (3)

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

FIRST CHOICE ER, LLC,
a Texas limited liability company

By:
Name:
Title:

(1) Specify date of such prepayment.

(2) Any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

(3) Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

Exhibit 2.11

FORM OF NOTE

           , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FIRST CHOICE ER, LLC,
a Texas limited liability company

By:
Name:
Title:

EXHIBIT 3.01-A

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT 3.01-B

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT 3.01-C

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT 3.01-D

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among First Choice ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

Exhibit 6.02

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended                  , 20   .

I,                       , [Title] of FIRST CHOICE ER, LLC (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of October 6, 2015 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent:

(a)                                 The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(b)                                 Since             (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement;

(c)                                  (select one):

☐                                    Attached hereto are such supplements to Schedules 5.13 (Subsidiaries) and 5.17 (IP Rights), to the Credit Agreement, such that, as supplemented, such Schedules are accurate and complete as of the date hereof.

☐                                    No such supplements are required at this time.

Delivered herewith are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 7.11 of the Credit Agreement as of the end of the fiscal period referred to above.

This        day of            , 20  .

FIRST CHOICE ER, LLC,
a Texas limited liability company

By:
Name:
Title:

Attachment to Compliance Certificate

Computation of Financial Covenants

Exhibit 6.13

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of              , 20  , is by and between                      , a                     (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of October 6, 2015, by and among FIRST CHOICE ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent.  All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 6.13 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.                                      The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article X of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2.                                      The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary.  The Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Obligations, that:

(i)                                     The Subsidiary’s chief executive office, tax payer identification number, organization identification number, and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

(ii)                                  The location of all owned and leased real property of the Subsidiary is as shown on Schedule 2 attached hereto.

(iii)                               The Subsidiary’s legal name and jurisdiction of organization is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv)                              The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the Subsidiary.

(v)                                 The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by the Subsidiary.

3.                                      The address of the Subsidiary for purposes of all notices and other communications is the same as set forth for the Loan Parties on Schedule 11.02 to the Credit Agreement.

4.                                      The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Article X of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5.                                      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6.                                      This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number, Organization Identification Number

and Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Owned and Leased Real Property]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Patents, Copyrights, and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Deposit and Investment Accounts]

Exhibit 11.06-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

[Assignor [is][is not] a Defaulting Lender.]

2.                                      Assignee:

[and is an Affiliate/Approved Fund of [identify Lender](4)]

3.                                      Borrower:                                                                                          First Choice ER, LLC, a Texas limited liability company

4.                                      Agent:                                                                                                            Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             Credit Agreement dated as of October 6, 2015 among the Borrower, the Guarantors party thereto, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

(4) Select as applicable.

6.                                      Assigned Interest:

Facility Assigned(5)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(6)
	$	$		%
	$	$		%
	$	$		%

[7.                                  Trade Date:                                                                                             ](7)

Effective Date:                    , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](8) Accepted:

BANK OF AMERICA, N.A. as
Agent

By
Name:
Title:

[Consented to:](9)

[BANK OF AMERICA, N.A., as L/C Issuer][and Swing Line Lender]

By
Name:
Title:

(5) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan,” etc.)

(6) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(7) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(8) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(9) To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

[FIRST CHOICE ER, LLC,
a Texas limited liability company]

By
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) it is not a Disqualified Institution, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 11.06-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[SEE ATTACHED]

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage (Revolving Commitment)	Term Loan Commitment	Applicable Percentage (Term Loan Commitment)

Bank of America, N.A.	$8,571,428.56	17.142857120%	$21,428,571.44	17.142857152%
Bank of Montreal	$7,857,142.86	15.714285720%	$19,642,857.14	15.714285712%
SunTrust Bank	$7,857,142.86	15.714285720%	$19,642,857.14	15.714285712%
Regions Bank	$7,142,857.14	14.285714280%	$17,857,142.86	14.285714288%
Fifth Third Bank	$6,428,571.43	12.857142860%	$16,071,428.57	12.857142856%
Raymond James Bank, N.A.	$5,000,000.00	10.000000000%	$12,500,000.00	10.000000000%
LegacyTexas Bank	$4,285,714.29	8.571428580%	$10,714,285.71	8.571428568%
Goldman Sachs Bank USA	$2,857,142.86	5.714285720%	$7,142,857.14	5.714285712%

Total	$50,000,000.00	100.000000000%	$125,000,000.00	100.000000000%

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

Prod Type	LC Number	LC Expiry Date	Beneficiary	LC Amount
SBYFIN	00000003129956	12/31/2015	MPT OF NACOGDOCHES FCER, LLC	$231,980.69
SBYFIN	00000003129957	12/31/2015	MPT OF ALVIN FCER, LLC	$226,784.35
SBYFIN	00000003130295	2/10/2016	MPT OF FRISCO FCER, LLC	$316,759.29
SBYFIN	00000003130308	2/13/2016	MPT OF ALLEN FCER, LLC	$332,538.83
SBYFIN	00000003130357	2/21/2016	MPT OF FIRESTONE FCER, LLC	$245,932.09
SBYFIN	00000003130358	2/21/2016	MPT OF CEDAR HILL FCER, LLC	$310,079.67
SBYFIN	00000003130885	4/24/2016	MPT OF MISSOURI CITY FCER, LLC	$289,909.01
SBYFIN	00000003130887	4/16/2016	MPT OF BROOMFIELD FCER, LLC	$281,547.88
SBYFIN	00000003130912	5/7/2016	MPT OF PEARLAND FCER, LLC	$305,907.11
SBYFIN	00000003130962	5/25/2016	MPT OF NORTH GATE FCER, LLC	$266,341.49
SBYFIN	00000003130963	5/25/2016	MPT OF THORNTON FCER, LLC	$324,083.74
SBYFIN	00000003130965	5/25/2016	MPT OF FOUNTAIN FCER, LLC	$312,876.24
SBYFIN	00000068103299	4/16/2016	MPT OF CHAMPION FOREST FCER, LLC	$311,938.13
SBYFIN	00000068103306	4/16/2016	MPT OF HOUSTON-ELDRIDGE FCER, LLC	$314,138.22
SBYFIN	00000068104641	5/25/2016	MPT OF MISSOURI CITY-DULLES FCER, LLC	$305,992.03
SBYFIN	00000068106331	9/4/2016	MPT OF COMMERCE CITY FCER, LLC	$288,720.81
SBYFIN	00000068107789	11/10/2015	MPT OF FORT WORTH FCER, LLC	$235,990.28
SBYFIN	00000068107790	11/10/2015	MPT OF SUMMERWOOD FCER, LLC	$296,990.63
SBYFIN	00000068107792	11/10/2015	MPT OF CARROLLTON FCER, LLC	$1,768,607.40
SBYFIN	00000068108101	11/17/2015	MPT OF CONVERSE FCER, LLC	$284,096.79
SBYFIN	00000068108102	11/17/2015	MPT OF CHANDLER FCER, LLC	$249,310.89
SBYFIN	00000068109719	1/23/2016	MPT OF MCKINNEY FCER, LLC	$234,528.73
SBYFIN	00000068113154	6/24/2016	MPT OF GLENDALE FCER, LLC	$238,180.65
SBYFIN	00000068113156	6/24/2016	MPT OF DENVER 48TH FCER, LLC	$252,971.03
SBYFIN	00000068113157	6/24/2016	MPT OF VICTORY LAKES FCER, LLC	$243,886.63
SBYFIN	00000068115073	9/8/2016	MPT OF CONROE FCER, LLC	$301,702.04
SBYFIN	00000068115075	9/8/2016	MPT OF GILBERT FCER, LLC	$320,931.82

			Total Amount	$9,092,726.47

SCHEDULE 11.02

CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

All Borrowers and Guarantors:

First Choice ER, LLC

2941 S. Lake Vista, Suite 200

Lewisville, TX 75067

Telephone: (972) 899-6158

Attn: Tim Fielding, Chief Financial Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attn: Gregory Ruback, Esq.

Telephone: (212) 335-4752

Facsimile: (212) 884-8682

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for advances, payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

901 Main St.

TX1-492-14-11

Dallas, Texas 75202-3714

Attention:  Arlene Minor

Tel: 972-338-3807

Facsimile: 214-290-9412

Email: arlene.l.minor@baml.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA# 026009593

Account No.:  1292000883

Account Name: Corporate Credit Services

Ref: First Choice ER, LLC

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention:  Melissa Mullis

Tel: 980-386-9372

Facsimile: 704-409-0617

Email: melissa.mullis@baml.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pa. 18507

Attention:  Trade Operations

Tel: 570-496-9619

Facsimile: 800-755-8740

Email: tradeclientserviceteamus@baml.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA #: 026-009-593

Account #: 04535-883980

Attn: Scranton Standby

Ref: First Choice ER, LLC